Exhibit 10.17

Freenome Holdings, Inc.

January 7, 2026

Aaron Elliott

Re:         Amended and Restated Offer of Employment by Freenome Holdings, Inc.

Dear Aaron:

I am very pleased to confirm our offer to you of employment with Freenome Holdings, Inc. (the “Company”). The terms of our offer and the benefits currently provided by the Company are as follows:

1.        Position and Start Date. You are being offered the position of Chief Executive Officer. This is a full-time position based in our Brisbane, California office. Your anticipated start date will be April 1, 2025, unless you would like to start earlier.

2.         Starting Salary. Your starting salary will be $685,000 per year and will be subject to annual review. Your position is classified as exempt from overtime. As an exempt employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be entitled to overtime compensation.

3.           Bonuses.

(a)          Performance Bonus: You will be eligible to receive a target bonus of up to 100% of your base salary for each fiscal year of the Company, based on achievement of individual and Company performance criteria, as established by the Board of Directors of the Company (the “Board”). You must be employed on the bonus payment date in order to be eligible to earn and receive any bonus. Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment and will be pro-rated for a partial year. The determinations of the Board with respect to your bonus will be final and binding.

4.           Benefits. In addition, you will be eligible to participate in regular health insurance, bonus, and other employee benefit plans established by the Company for its employees from time to time.

The Company reserves the right to change or otherwise modify, in its sole discretion, the preceding terms of employment.

Aaron Elliott
Employment Offer

5.           Equity.

(a)        Initial Stock Option. Subject to approval by the Board, the Company will grant you an option to purchase up to 1,477,214 shares of Common Stock of the Company (the “Common Stock”), under the Company’s 2016 Equity Incentive Plan (the “Plan”) with an exercise price equal to the fair market value of the Common Stock, as determined by the Board on the date the Board approves such grant (the “Initial Option”). The Initial Option will be subject to the terms and conditions of the Plan and your option agreement. The Company will issue the maximum number of options allowable as ISOs and the remainder as NSOs. The option agreement for the Initial Option will include a four-year vesting schedule, under which 12/48th of the shares subject to the Initial Option will vest on your first anniversary with the Company and an additional 1/48th of the shares will vest monthly thereafter, subject to your Continuous Service (as defined below) with the Company on each such vesting date.

(b)         Initial Restricted Stock Units. In addition, subject to the approval of the Board, the Company will grant you restricted stock units to acquire 1,477,214 shares of Common Stock (“Initial RSUs”) under the Plan and a restricted stock unit agreement to be entered between the Company and you (an “RSU Agreement”). As more fully described in (and as such terms are defined in) the RSU Agreement governing the Initial RSUs, the Initial RSUs will be subject to vesting based on the satisfaction of a Liquidity Event Requirement and a time-based Service Requirement.  You will satisfy the Service Requirement with respect to the Initial RSUs in accordance with the following schedule, subject to your Continuous Service with the Company on each vesting date: 25% of the Initial RSUs will satisfy the Service Requirement on the first Quarterly Vest Date (as defined below) that is on or after your first anniversary with the Company, and an additional 6.25% of the Initial RSUs will satisfy the Service Requirement on each Quarterly Vest Date thereafter, for so long as you remain in Continuous Service with the Company through each vesting date.  The Liquidity Event Requirement will be satisfied upon either an IPO or an Acquisition, as described more fully in the award agreement governing the Initial RSUs.

For purposes of this Agreement, a “Quarterly Vest Date” means February 15, May 15, August 15, and November 15 of each calendar year.

(c)        Anti-Dilution Stock Option.  Following a Financing (as defined below), provided you remain employed by the Company through the date of grant and subject to the approval of the Board, the Company will grant you an additional option (the “Anti-Dilution Option”) to purchase a number of shares of the Common Stock such that the aggregate number of shares underlying the Initial Option, the Anti-Dilution Option and any other options to purchase shares of Common Stock granted to you prior to the date the Anti-Dilution Option is granted to you, will be equal to 0.5% of the fully-diluted capitalization of the Company as of the closing of the Financing (which denominator shall include the shares subject to the Initial Option and the Initial RSUs), pursuant to and in accordance with the Plan. The exercise price per share of the Anti-Dilution Option will be equal to the fair market value of the Common Stock, as determined by the Board, on the date the Board approves such grant.  The other terms and conditions applicable to the Anti-Dilution Option, including the vesting commencement date and vesting schedule of the Anti-Dilution Option, will be the same as described above for the Initial Option.

Aaron Elliott
Employment Offer

For purposes of this Agreement, the Company’s “fully-diluted capitalization” shall mean the total number of issued and outstanding shares of Common Stock, calculated to include conversion of all issued and outstanding securities then convertible into shares of Common Stock, the exercise of all then outstanding options and warrants to purchase shares of Common Stock, whether or not exercisable, and shares reserved for issuance under the Company’s then outstanding stock incentive plans.

(d)       Anti-Dilution Restricted Stock Units.  Following a Financing (as defined below), provided you remain employed by the Company through the date of grant and subject to the approval of the Board, the Company will grant you an additional award of restricted stock units (the “Anti-Dilution RSUs”) to acquire such number of shares of Common Stock such that the aggregate number of shares of Common Stock underlying the Initial RSUs, the Anti-Dilution RSUs and any other restricted stock units granted to you prior to the date the Anti-Dilution RSUs are granted to you, will be equal to 0.5% of the fully-diluted capitalization of the Company as of the closing of the Financing (which denominator shall include the shares subject to the Initial Option and the Initial RSUs), under the Plan and an RSU Agreement to be entered between the Company and you. The other terms and conditions applicable to the Anti-Dilution RSUs, including the vesting commencement date and vesting schedule of the Anti- Dilution RSUs, will be the same as described above for the Initial RSUs (including, without limitation, with respect to the Liquidity Event Requirement).

(e)        Tax Provisions for RSUs. Your RSU Agreements will provide that, as to any portion of your Initial RSUs or Anti-Dilution RSUs that is (X) vested as of the initial public offering of the Company’s Common Stock (the “IPO”) and (Y) required to be settled prior to the expiration of any applicable lock-up period in connection with the IPO (any such portion, the “IPO Vested Portion”), the Company will use its best efforts to request that the underwriter waive any applicable lock-up restrictions on the IPO Vested Portion in order to permit you to cover applicable withholding taxes via a sell-to-cover arrangement.  To the extent that you are unable to cover applicable withholding taxes via a sell-to-cover arrangement, the Company will permit you to surrender shares of Common Stock otherwise issuable upon settlement of the IPO Vested Portion in satisfaction of applicable withholding tax requirements.

(f)         Further details on the Plan and your specific grants will be provided upon approval of such grants by the Board. Please be aware that the Company makes no representation or guarantee about the future value of your grants under the Plan.

(g)        Acceleration.  If the Company consummates a Change in Control and, at any time beginning three (3) months before and ending twelve (12) months after such Change in Control, your Continuous Service is Involuntarily Terminated, then (X) 100% of the then-unvested shares subject to your Initial Option and Anti-Dilution Option (if granted) shall fully vest and (Y) each of your Initial RSUs and your Anti-Dilution RSUs (if granted) will be deemed to have satisfied the Service Requirement in full (the “Vesting Acceleration”). In each case, the Vesting Acceleration shall be: (I) effective upon the later to occur of the date of your Involuntary Termination and the closing of the Change in Control and (II) subject to your satisfaction of the Release Requirement set forth in Section 6 below.  In the event the Company consummates a Change in Control and your Initial Option and Anti-Dilution Option (if granted) and your unvested Initial RSUs and your Anti-Dilution RSUs (if granted) are not assumed, substituted or otherwise treated as provided in Section 9(c)(i) or (vi), then the Vesting Acceleration shall be credited immediately prior to the closing of the Change in Control.

Aaron Elliott
Employment Offer

6.           Severance.

(a)          If the Company consummates a Change in Control and, at any time beginning three (3) months before and ending twelve (12) months after such Change in Control, your Continuous Service is Involuntarily Terminated, then the Company will pay you an amount equal to eighteen (18) months of your base salary and target bonus at the rate in effect at the time of your Separation, provided you satisfy the Release Requirement set forth in Section 6(c) below.

(b)         If you are subject to an Involuntary Termination more than three (3) months before or more than 12 months after a Change in Control, then the Company will pay you an amount equal to twelve (12) months of your base salary, provided you satisfy the Release Requirement set forth in Section 6(c) below. The Option and the RSUs will each remain subject to the terms of Section 9(c) of the Plan.

(c)        In respect to both Section 6(a) and Section 6(b) above, your severance will be paid in equal monthly installments and in accordance with the Company’s standard payroll procedures. However, you will not be eligible for any benefits or payments pursuant to this Section 6 unless you (i) have returned all Company property in your possession and (ii) have executed a general release of all claims that you may have against the Company or persons affiliated with the Company (the “Release Requirement”).  The release must be in the form prescribed by the Company.  You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the benefits described in this Section 6. The cash severance payments will commence within 60 days after your Separation and, once they commence, the first installment payment will include any unpaid amounts accrued from the date of your Separation.

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of the Employee Invention Assignment and Confidentiality Agreement, (c) your material breach of any other agreement between you and the Company, provided the Company shall give you written notice of the alleged failure and thirty days to cure if a cure is possible, (d) your material failure to comply with the Company’s written policies or rules provided the Company shall give you written notice of the alleged failure and thirty days to cure if a cure is possible, (e) your conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (f) your willful misconduct, (g) a determination by the Board that your performance is unsatisfactory after there has been delivered to you a written demand for performance which describes the specific deficiencies in your performance and the specific manner in which your performance must be improved, and which provides thirty (30) business days from the date of notice to remedy such performance deficiencies, or (h) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

Aaron Elliott
Employment Offer

“Change in Control” shall have the meaning assigned to such term in the Plan.

“Continuous Service” shall have the meaning assigned to such term in the Plan. For all purposes applicable to the Option and the RSUs, your service will include service as an employee or consultant, but not as a member of the Board.

“Financing” shall mean the earlier of (i) a bona fide equity financing pursuant to which the Company raises at least $250 million of additional capital from new and existing investors and shall expressly exclude any reopening of the Company’s prior financing rounds or any bridge financing round syndicated solely by the Company’s existing investors, (ii) an initial public offering of the Company’s securities, (iii) the effectiveness of the registration statement in connection with the initial listing of shares of Common Stock (or other equity securities of the Company) on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors by means of an effective registration statement filed by the Company with the Securities and Exchange Commission, without a related underwritten offering of such shares of Common Stock, (iv) the consummation of a transaction or series of related transactions by merger, consolidation, share exchange or otherwise of this Company with a “special purpose acquisition company” or its subsidiary.

“Good Reason” means your voluntary resignation after one of the following conditions has come into existence without your consent: (a) a material diminution of your authority, duties, or responsibilities, (b) a reduction in your base salary (other than in connection with a general decrease in the salary of all employees with a title of vice president or above), or (c) a relocation of your principal workplace to a facility or a location more than fifty (50) miles from your then current location. A resignation will not be deemed to be made with “Good Reason” unless you give the Company written notice of the condition within 30 days after the condition comes into existence, the Company fails to remedy the condition within 30 days after receiving your written notice, and your resignation is effective 30 days after the Company receives your written notice.

“Involuntary Termination” shall mean (i) your termination by the Company for reasons other than Cause or (ii) your resignation for Good Reason.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

7.        Protection of Confidential and Proprietary Information. As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, you must sign and abide by the Company’s standard “Employee Invention Assignment and Confidentiality Agreement,” attached hereto as Exhibit A.

Aaron Elliott
Employment Offer

8.           No Breach of Obligations to Prior Employers. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or violate any other obligations you may have to any former employer. You represent that your signing of this offer letter, agreement(s) concerning stock options or RSUs granted to you, if any, under the Plan and the Company’s Employee Invention Assignment and Confidentiality Agreement and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

9.          No Competition During Employment. During the period that you render services to the Company, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company. You will not assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company.

10.        At Will Employment. Employment with the Company is for no specific period of time. Should you accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this offer letter. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you).

11.        Tax Matters. All forms of compensation referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

12.        Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact our personnel office.

Aaron Elliott
Employment Offer

13.         Arbitration and Class and Collective Action Waiver.  To the fullest extent permitted by law, you and the Company agree to submit to mandatory binding arbitration, pursuant to and governed by the Federal Arbitration Act (the “FAA”), any and all claims that (a) you may have against the Company and its directors, officers, owners, employees, agents, successors and assigns, and (b) the Company may have against you, arising out of or related to your employment with the Company and the termination thereof, including, but not limited to, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interest in the Company, discrimination, harassment and/or retaliation based upon any federal, state or local ordinance, statute, regulation or constitutional provision, and individual claims under the California Private Attorneys General Act (California Labor Code Section 2698, et seq.) (“PAGA”) (collectively, “Arbitrable Claims”). Further, to the fullest extent permitted by law, you and the Company agree that no class or collective actions can be asserted in arbitration, court or any other forum. All claims must be brought solely in your or the Company’s individual capacity, and not as a plaintiff or class member in any purported class or collective proceeding.

Notwithstanding the foregoing, nothing in this arbitration provision restricts: (w) your right under the FAA to elect to pursue claims for sexual harassment and/or sexual assault in court, on an individual, class action or collective action basis; (x) your right, if any, to file in court a non- individual, representative action under PAGA, if you have standing to pursue such an action and it is permitted under applicable law; (y) your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor, and before state agencies in connection with claims for workers’ compensation, unemployment and/or disability insurance benefits); or (z) a party’s right to seek injunctive or other provisional relief in court, where permitted by applicable law, including, but not limited to, in connection with the misappropriation of a party’s private, proprietary, confidential or trade secret information.

SUBJECT TO THE ABOVE, THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS. THE PARTIES FURTHER WAIVE ANY RIGHTS THEY MAY HAVE TO PURSUE OR PARTICIPATE IN A CLASS OR COLLECTIVE ACTION PERTAINING TO ANY CLAIMS BETWEEN YOU AND THE COMPANY.

The arbitration shall be conducted through JAMS before a single neutral arbitrator, in accordance with the JAMS employment arbitration rules then in effect, provided however, that the FAA, including its procedural provisions for compelling arbitration, shall govern and apply to this arbitration provision.  The JAMS rules may be found at https://www.jamsadr.com/rules- employment. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. Unless the parties agree otherwise, the arbitration hearing shall take place in the JAMS office nearest to your current or most recent former place of work. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. This arbitration provision is governed by and will be construed in accordance with the FAA, and it shall only apply to claims that are subject to mandatory binding arbitration under applicable law. If, for any reason, any term of this arbitration provision is held to be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature and remain fully enforceable.

14.      Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

Aaron Elliott
Employment Offer

15.       Entire Agreement.  This offer, once accepted, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior offers, negotiations and agreements, if any, whether written or oral, relating to such subject matter. You acknowledge that neither the Company nor its agents have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute the agreement, and you acknowledge that you have executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

16.        Acceptance. This offer will remain open until March 24, 2025. If you decide to accept our offer, and I hope you will, please sign the enclosed copy of this letter in the space indicated and return it to me. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter and the attached documents, if any. Should you have anything else that you wish to discuss, please do not hesitate to call me.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ Douglas VanOort
Douglas VanOort

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms as set forth above and further acknowledge that no other commitments were made to me as part of my employment offer except as specifically set forth herein.

/s/ Aaron Elliott	Date signed:	January 7, 2026

Aaron Elliott

EXHIBIT A

Employee Invention Assignment and Confidentiality Agreement

FREENOME HOLDINGS INC.

    EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment as an employee of Freenome Holdings, Inc. (the “Company”), I, , (“I” or “Employee”), agree to the following:

1. MAINTAINING CONFIDENTIAL INFORMATION

a. Confidential Information. For purposes of this Agreement, the term “Confidential Information” means all information and materials that are confidential, secret, or proprietary (whether or not technical in nature) related to any aspect of the business of the Company. Confidential Information includes lists of names or classes of customers or personnel, lists of suppliers or manufacturing entities, inventions, innovations, improvements, research or development activities and plans, test results, product specifications, disclosures, processes, systems, methods, formulae, devices, patents, patent applications, trademarks, intellectual properties, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, specifications, computer programs, source codes, mask works, costs of production, volume of sales, promotional methods, marketing plans, business plans, business opportunities, strategies, forecasts, prices or other financial data, financial statements, budgets, projections, representative agreements, licenses, sub-licenses, agreements, and any and all information concerning the teaching of sales, marketing, and operational techniques, marketing and purchasing formulae, development of product designs, pre-manufacturing product designs, and formats. Confidential Information includes not only information that I have had disclosed to me or had access to in the course of employment, but also information that I developed or learned during the course of my employment with the Company. The term “Confidential Information” is to be broadly defined but shall not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

b. Company Confidential Information. I agree at all times in perpetuity to hold all Confidential Information in confidence and to not disclose, use, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except (a) as necessary to carry out my assigned responsibilities as a Company employee, and (b) after termination of my employment, only as specifically authorized in writing by an officer of the Company. I agree to take all reasonable measures to protect the Confidential Information of the Company from falling into the public domain or the possession of persons other than those persons authorized to have any such Confidential Information. Nothing in this Agreement shall prohibit me from disclosing Confidential Information of the Company if legally required to do so by judicial or governmental order or in a judicial or governmental proceeding (“Required Disclosure”); provided that I shall (i) give the Company prompt notice of such Required Disclosure prior to disclosure; (ii) cooperate with the other party in the event that it elects to contest such disclosure or seek a protective order with respect thereto, and/or (iii) in any event only disclose the exact Confidential Information, or portion thereof, specifically requested by the Required Disclosure.

c. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of my former or concurrent employers and that I will not bring onto the premises of the Company any unpublished document or any property belonging to my former or concurrent employers unless consented to in writing by said employers. I acknowledge and agree that I have listed on Exhibit D all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee to recruit or engage customers or service providers on behalf of the Company, or otherwise restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.

d. Third Party Information. I recognize that the Company has received and, in the future, will receive from third parties confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree that I owe the Company and such third parties, during the term of my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence, to the same extent as if it were Confidential Information.

e. Notice of Immunity. I am hereby notified that, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

2. RETAINING AND ASSIGNING INVENTIONS AND ORIGINAL WORKS

a. Inventions And Original Works Retained By Me. I have attached hereto, as Exhibit A, in a manner that does not violate any third party rights, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, which belong to me, which relate to the Company’s business and products, and which are not assigned to the Company; or, if such list is not attached, I represent that there are no such inventions.

b. Inventions And Original Works To Be Assigned To The Company. I will promptly make full written disclosure to the Company, I will hold in trust for the sole right and benefit of the Company, and I hereby assign to the Company all my right, title, and interest in and to any and all inventions, original works of authorship, mask works, developments, improvements, designs, know-how, ideas, information or trade secrets which I solely or jointly conceive or develop or reduce to practice during the period of time I am in the employ of the Company. I hereby make all assignments necessary to accomplish the foregoing. I further agree that if I use or disclose my own confidential information or intellectual property in creating any inventions, original works of authorship, mask works, developments, improvements, designs, know- how, ideas, information or trade secrets during the period of time I am in the employ of the Company, the Company will have and I hereby grant the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to exploit and exercise all such confidential information and intellectual property rights. I recognize, however, that Section 2870 of the California Labor Code (as set forth in Exhibit B hereto) exempts from this provision any invention as to which I can prove the following:

(i) It was developed entirely on my own time; and

(ii) No equipment, supplies, facility or trade secret of the Company was used in its development; and

(iii) It does not relate to the business of the Company or to the Company’s actual or demonstrably anticipated research and development; and

(iv) It does not result from any work performed by me for the Company.

I acknowledge that all original works of authorship which have been and will be made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

c. Obtaining Letters Patent And Copyright Registrations. I agree that my obligation to assist the Company to obtain United States or foreign letters patent and copyright registrations covering inventions and original works of authorship assigned hereunder to the Company shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate for time actually spent by me at the Company’s request on such assistance. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to the Company or its designee as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to the Company or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to the Company or such designee.

d. Moral Rights. To the extent allowed by law, Section 2(b) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by the Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by the Company.

3. CONFLICTING EMPLOYMENT

I agree that, during the term of my employment with the Company, I will devote full time to the business of the Company and will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment nor will I engage in any other activities that conflict with my obligations to the Company.

4. RETURNING COMPANY DOCUMENTS

I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to the Company, its successors or assigns, whether or not confidential. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.

5. REPRESENTATIONS

I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.

6. NON-SOLICITATION

a. Non-solicitation of Business. I agree that upon termination of my employment, I will not use Company trade secrets to either solicit business from, or enter into a business relationship or transaction with, any person or entity that has or has had a business relationship with the Company (including, but not limited to, customers) or disrupt, or attempt to disrupt, any relationship, contractual or otherwise, between Company and any such person or entity.

b. Non-solicitation of Employees and Contractors. I agree that during my employment by the Company and for one year thereafter I will not solicit any employee or contractor of the Company to terminate his or her employment or contractor status with the Company.

7. GENERAL PROVISIONS

a. California Law. This Agreement will be governed by the laws of the State of California.

b. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

c. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

d. Successors And Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

e. At-Will Employment. I agree that my employment relationship with the Company is one of employment at will, meaning that either I or the Company may terminate my employment relationship without advance notice for any reason (or for no reason).

f. Remedies. I acknowledge and agree that violation of this Agreement by me may cause the Company irreparable harm, and therefore agree that the Company will be entitled to seek extraordinary relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions without the necessity of posting a bond or other security and in addition to and without prejudice to any other rights or remedies that the Company may have for a breach of this Agreement.

g. Advice of Counsel. I acknowledge that, in executing this Agreement, I have had the opportunity to seek the advice of independent legal counsel, and I have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

h. Continuing Obligations. I agree that my obligations under this Agreement shall continue in effect after termination of my employment, regardless of the reason or reasons for termination, and whether such termination is voluntary or involuntary on my part, and that the Company is entitled to communicate my obligations under this Agreement to any future employer or potential employer of mine.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Date: January 7, 2026

/s/ Aaron Elliott
Signature

Aaron Elliott
Name of Employee (typed or printed)

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

TITLE	DATE	IDENTIFYING NUMBER OR BRIEF DESCRIPTION

N/A	N/A	N/A

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS, ASSIGNMENT OF RIGHTS

“(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT C

FREENOME HOLDING INC.
TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Freenome Holdings, Inc. (the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein) conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data and other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information and other subject matter pertaining to any business of the Company or any of its clients, consultants or licensees.

Date:

Employee’s Signature

Type/Print Employee’s Name

EXHIBIT D

LIST OF PRIOR AGREEMENTS